Exhibit (a) (5)

Stellungnahme des Konzernbetriebsrats der Schering AG gemäß § 27 Abs. 2 WpÜG zum freiwilligen öffentlichen Übernahmeangebot der Dritte BV GmbH, einer Tochtergesellschaft der Bayer AG, an die Aktionäre der Schering AG

Der Konzernbetriebsrat der Schering AG hat beschlossen, von seinem Recht nach § 27 WpÜG Gebrauch zu machen und eine eigene Stellungnahme zum freiwilligen öffentlichen Übernahmeangebot der Dritte BV GmbH, Leverkusen, einer Tochtergesellschaft der Bayer AG, an die Aktionäre der Schering AG abzugeben.

Die am 13. April 2006 veröffentlichte Angebotsunterlage der Dritten BV GmbH, enthält entsprechend den Vorgaben des § 11 Abs. 2 Nr. 2 WpÜG unter anderem auch Angaben darüber, welche Absichten der Bieter im Hinblick auf die künftige Geschäftstätigkeit der Schering AG, Sitz und Standort wesentlicher Unternehmensteile, die Arbeitnehmer und deren Vertretungen und wesentliche Änderungen der Beschäftigungsbedingungen, einschließlich insoweit vorgesehener Maßnahmen, hat.

Zu den durch den Bieter gemachten Angaben nimmt der Konzernbetriebsrat im Einzelnen wie folgt Stellung:

•	Der Konzernbetriebsrat bedauert, dass das Traditionsunternehmen Schering, mit seiner über 150-jährigen Geschichte und besonderen Unternehmenskultur nicht als selbständiges Unternehmen fortgeführt wird. In diesem Zusammenhang bewertet es der Konzernbetriebsrat aber als positiv, dass die Bayer AG beabsichtigt, den Namen und die Marke Schering, wenn auch in veränderter Form als “Bayer Schering Pharma”, zu erhalten.

•	Der Konzernbetriebsrat sieht die Chance, dass durch den Zusammenschluss des Pharmageschäfts der Bayer AG mit der Schering AG ein in Spezialmärkten führendes Pharmaunternehmen mit internationalem Gewicht und attraktiven Perspektiven für seine Mitarbeiter entstehen kann. Er bewertet die langfristige Perspektive des Geschäfts und damit auch die langfristige Erhaltung von Arbeitsplätzen als positiv.

•	Für bedenklich hält der Konzernbetriebsrat das von Bayer AG genannte Synergiepotential in Höhe von EUR 700 Mio. jährlich, weil befürchtet werden muss, dass dies vor allem durch Personalabbau erreicht werden soll, den die Bayer AG bereits jetzt mit 6000 Stellen beziffert. Hohe Erwartungen seitens des Konzernbetriebsrats bestehen hinsichtlich der Zusage, den Personalabbau in beiden Unternehmen fair und ausgewogen vorzunehmen. Er wird die lokalen Arbeitnehmervertretungen dabei unterstützen, dass diese Zusagen mit Leben erfüllt werden. Positiv hingegen bewertet der Konzernbetriebsrat, dass sich die Bayer AG verpflichtet, die Personalmaßnahmen sozialverträglich zu gestalten. Allerdings lässt der pauschale Hinweis auf die üblichen hohen Standards im Schering bzw. Bayer Konzern, konkrete Zusagen vermissen. Der Konzernbetriebsrat erwartet einen Verzicht auf betriebsbedingte Kündigungen.

•	Der Konzernbetriebsrat begrüßt, dass die Bayer AG Berlin und Richmond als Schlüssel-Standorte für Forschung erhalten will und geht davon aus, dass damit auch die Entwicklung eingeschlossen ist. Für eine quantitative Bewertung fehlen noch die Angaben. Allerdings weist der Konzernbetriebsrat darauf hin, dass auch die anderen Standorte des Schering Konzerns für das Pharmageschäft von großer Bedeutung sind.

•	Um sich erfolgreich in den Spezialmärkten entwickeln zu können, braucht das zusammengeführte Pharmaunternehmen genügend operativen Freiraum und ausreichenden finanziellen Spielraum für Zukunftsinvestitionen. Im Widerspruch zur veröffentlichten Strategie steht, dass Forschung und Entwicklung mit etwa 30 - 35 % neben der Verwaltung den größten Beitrag an den sog. Synergien leisten sollen.

•	Der Konzernbetriebsrat erwartet, dass die besondere Bedeutung des ethischen Pharmageschäfts in angemessener Weise bei der Integration in die Struktur der Bayer AG berücksichtigt wird.

•	Der Konzernbetriebsrat begrüßt, dass die Bayer AG die Refinanzierung der Transaktion ohne den Verkauf von Geschäftseinheiten des Schering Konzerns geplant hat.

•	Die Einrichtung von „Integrationskomitees”, die paritätisch aus Bayer und Schering Mitarbeitern besetzt werden und den Integrationsprozess der Pharmasparte begleiten sollen, hält der Konzernbetriebsrat für einen Erfolg versprechenden Ansatz, der aber nur dann gelingen kann, wenn er transparent gestaltet und die Arbeitnehmervertretungen rechtzeitig und umfassend unterrichtet und die geplanten Maßnahmen mit ihnen beraten werden.

•	Um Reibungsverluste zu minimieren, sollten bewährte Strukturen erhalten bleiben, und um bei der Auswahl der besten Führungskräfte Identität zu stiften, bewährte Vorgesetzte aus dem Schering-Konzern auf allen Leitungsebenen angemessen vertreten sein.

•	Der Konzernbetriebsrat erwartet, dass die leistungsfördernde Kultur von Schering auch im gemeinsamen Unternehmen ihren Niederschlag finden wird und sich Mitarbeiter und Führungskräfte weiterhin beteiligen und gestaltend einbringen können.

•	Der innerbetriebliche Service sollte weiter kundennah und damit in den Standorten integriert bleiben, damit die Konzentration auf das eigentliche Pharmageschäft erfolgen kann.

•	Der Konzernbetriebsrat stellt fest, dass die Übernahme keine unmittelbaren Auswirkungen auf Tarifverträge, Betriebsvereinbarungen und Sozialleistungen an den Standorten haben wird. In diesem Zusammenhang erwartet der Konzernbetriebsrat, dass sich auch mittel- und langfristig die Arbeitsbedingungen der Mitarbeiter im Schering Konzern nicht verschlechtern.

•	Um den spezifischen Bedingungen der Pharmabranche und ihren Auswirkungen auf die Mitarbeiter eine Informations- und Beratungsplattform zu geben, spricht sich der Konzernbetriebsrat für regelmäßige gemeinsame Beratungen zwischen den Arbeitnehmervertretern der Pharmastandorte und der Unternehmensleitung von Bayer Schering Pharma aus. Darüber hinaus sind die Arbeitnehmervertretungen der Konzerntöchter der Schering AG in die betriebsverfassungsrechtlichen Vertretungsstrukturen des Bayer Konzerns einzubinden.

Berlin, 18. April 2006

Detlef Pfotenhauer

Vorsitzender des Konzernbetriebsrats

Convenience Translation

Opinion of the Group Works Council of Schering AG pursuant to Section 27 (2) of the German Takeover Act on the Voluntary Public Offer of Dritte BV GmbH, a Subsidiary of Bayer AG, to the Shareholders of Schering AG

The group works council of Schering AG has chosen to exercise its right pursuant to Section 27 of the German Takeover Act to issue a separate opinion on the voluntary public offer of Dritte BV GmbH, Leverkusen, a subsidiary of Bayer AG, to the shareholders of Schering AG.

In accordance with the requirements set forth in Section 11 (2) no. 2 of the German Takeover Act, the offer document published on April 13, 2006 by Dritte BV GmbH contains, inter alia, statements on the intentions of the bidder regarding the future business activities of Schering AG, its registered seat and sites of the essential parts of business, the employees and their representative bodies as well as essential changes of the employment terms and conditions including any measures being planned in this regard.

The group works council provides the following opinion on the statements made by the bidder:

•	The group works council regrets that the Schering, a company with great tradition, its history of more than 150 years, and its specific business culture will no longer be operated as an independent entity. In this connection, however, the group works council considers it to be positive that Bayer AG intends to retain the name and the trade mark “Schering”, although in a modified form, as “Bayer Schering Pharma”.

•	The group works council realizes the opportunity that the combination of the pharmaceutical business of Bayer AG with Schering AG has the potential to create a leading specialized pharmaceutical company with international importance and attractive prospects for its employees. It regards as positive the long-term perspective of the business and therefore also the long-term preservation of jobs.

•	The groups works council is concerned with respect to potential synergies in the amount of EUR 700 million per year as mentioned by Bayer AG because it worries that this shall be achieved mainly through staff reductions which Bayer AG had already identified to amount to 6,000 jobs. The group works council has high expectations with respect to the promise to share any staff reductions in a fair and balanced way between both companies. It will support the local employee representations in putting these commitments into action. Generally, the group works council views it positive that Bayer AG has agreed to carry out any personnel measures in a socially responsible way. Nevertheless, the broad reference to the common high standards in the Schering and Bayer Group lacks precise commitments. The group works council expects that Bayer AG will abstain from terminations for business related reasons.

•	The group works council welcomes that Bayer AG intends to preserve Berlin and Richmond as key sites for research and assumes that this also includes development. For a quantitative valuation, the respective information is not yet available. However, the group works council points out that also other sites of the Schering Group are of major importance to the pharmaceutical business.

•	For successful development in speciality markets the combined pharmaceutical business requires sufficient operative flexibility and sufficient financial flexibility for future investments. It is in contradiction to the published strategy that besides administration, research and development shall contribute the most to the so-called synergies with approximately 30-35%.

•	The group works council expects that the particular importance of the ethical pharmaceutical business will be appropriately taken into account when integrating it into the structure of Bayer AG.

•	The group works council welcomes that, according to the offer document, Bayer has planned to re-finance the transaction without divesting business units of the Schering Group.

•	The group works council views the implementation of “integration committees” consisting equally of members of Schering and Bayer employees and accompanying the integration process of the pharmaceutical division, as a promising approach. However, this can only be successful if it is conducted in transparent manner and by informing the employee representations timely and comprehensively as well as consulting with them on planned measures.

•	In order to minimize frictions, established structures should be maintained, and in order to create a corporate identity in the selection of the best management personnel, valued executives of the Schering Group should be represented appropriately on all management levels.

•	The group works council expects that the corporate culture of fostering high performance within Schering will also be reflected in the combined business and that employees and executives may still participate and contribute actively.

•	The intra-company services should remain customer oriented and therefore integrated at the sites in order to allow concentration on the core pharmaceutical business.

•	The group works council points out that the takeover will not have direct implications on collective bargaining agreements, shop agreements and social benefits at the sites. In this connection the group works council expects that the employment terms and conditions of employees of the Schering Group will also not change detrimentally mid- nor long-term.

•	In order provide an information and consultancy forum for the specific conditions of the pharmaceutical industry and its implications on the employees, the group works council recommends to hold regular joint consultancy meetings between employee representatives of the pharmaceutical sites and the management of Bayer Schering Pharma. In addition, the employee representations of Schering AG’s subsidiaries shall be integrated in the structures of employee representation of the Bayer Group.

Berlin, April 18th, 2006

Detlef Pfotenhauer

Chairman of the group works council